Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to Registration Statement (Form S-3/A) of Stoneridge, Inc. and Subsidiaries for the registration of common shares and to the incorporation by reference therein of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of Stoneridge, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Stoneridge, Inc. and Subsidiaries, included in Stoneridge, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
October 25, 2010